Pricing Supplement No. 5 Dated November 21, 2003 (To Prospectus dated August 19, 2003 and Prospectus Supplement dated October 27, 2003)	Rule 424(b)(2) File No. 333-107207 CUSIP #: 46627A AB9

J.P. MORGAN CHASE & CO.
[ X ]	JPMorgan Chase Senior Notes, Series D Due Nine Months of More from Date of Issue
[ ]	JPMorgan Chase Subordinated Notes, Series B Due Nine Months or More from Date of Issue

Aggregate Principal Amount: Price to Public: Agent's Commission: Proceeds to Company: Dealer's Concession:	$ 3,062,000 100.00% 1.00% $ 3,031,380 0.875%
Agents	Aggregate Principal Amount To be Purchased
Merrill Lynch & Co. UBS Financial Services Wachovia Securities Morgan Keegan & Company, Inc. McDonald Investments Inc. Charles Swab & Co., Inc.	$ 1,626,000 $ 796,000 $ 410,000 $ 80,000 $ 75,000 $ 75,000
Original Issue Date:	November 25, 2003
Stated Maturity:	November 15, 2007

Form:  [ X ]   Book-entry   [   ]  Certificated

Currency:  U.S. Dollars
[ X ] Fixed Rate Note:	3%
Interest will be computed on the basis of:	[ ] the actual number of days elapsed in a year of 360 days [ X ] a 360-day year of twelve 30-day months [ ] Other
[ ] Floating Rate Note:	[ ] CD [ ] Treasury Rate	[ ]Commercial Paper Rate [ ] Prime Rate	[ ] Federal Funds Rate [ ] CMT	[ ] LIBOR
The interest factor for each day will be computed by dividing the interest rate in effect on that day by:	[ ] the actual number of days elapsed in a year [ ] 360 [ ] Other

Index Maturity: N/A

Annual Interest Rate: N/A
Frequency of Changes in Interest Rate:	[ ] Daily [ ] Quarterly	[ ] Weekly [ ] Semi-Annually	[ ] Monthly [ ] Annually

Interest Payment Dates:    Monthly on the 15th commencing December 15, 2003.

Interest Determination Dates: N/A

Interest Reset Dates:   N/A

Spread (+/-):   N/A

Multiplier:  N/A

Maximum Interest Rate:  N/A

Minimum Interest Rate:  N/A

Survivor's Option: (Yes/No) No

Right of Issuer to Redeem Notes or of Holder to Require Repayment of Notes: N/A

The Notes may not be redeemed prior to the Stated Maturity Date at the option of J.P. Morgan Chase & Co.

The holder of the Notes may not elect repayment of the Notes by J.P. Morgan Chase & Co. prior to the Stated Maturity Date.

Other Terms:

Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.